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                                                                    EXHIBIT 11.1


COMPUTATION OF EARNINGS (LOSS) PER SHARE


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
                                                          Three months ended                       Six months ended
                                                                June 30,                                June 30,
                                                   --------------------------------        --------------------------------
                                                       2002                2001                2002                2001
                                                   ------------        ------------        ------------        ------------
BASIC AND FULLY DILUTED:

Average shares outstanding                           20,288,726          17,803,289          19,698,252          17,803,289

Effect of potentially issuable common stock                  --                  --                  --                  --

Effect of shares over market                                 --                  --                  --                  --
                                                   ------------        ------------        ------------        ------------

Total                                                20,288,726          17,803,289          19,698,252          17,803,289
                                                   ============        ============        ============        ============

Net loss                                              $(465,215)           $(25,139)        $(1,141,243)          $(236,881)
                                                   ============        ============        ============        ============


Basic and fully diluted net loss per share               $(0.02)             $(0.00)             $(0.06)             $(0.01)
                                                   ============        ============        ============        ============
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